                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                   FORM 8-K/A

        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

                              EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  July 22, 1996
                                                   -------------

                          Commission File No.  0-24300
                                               -------


                              NORRELL CORPORATION
                              -------------------
             (Exact name of registrant as specified in its charter)






          GEORGIA                                 58-0953709
-------------------------------                   ----------
(State or other jurisdiction or                   (I.R.S. Employer
incorporation or organization)                    Identification No.)



3535 Piedmont Road, NE, Atlanta, GA               30305
----------------------------------------          -----
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code (404)240-3000
                                                   -------------




                                 Not Applicable
------------------------------------------------------------------------------
   Former name, former address and former fiscal year, if changed since last report.

ITEM 2.      ACQUISITION OR DISPOSITION OF ASSETS

On July 22, 1996, Norrell Corporation and its affiliates Norrell Technical Services, Inc. and Norrell Services, Ltd. (collectively "Norrell"), entered into an Asset Purchase Agreement that was effective at the close of business on July 15, 1996, with Analytical Technologies, Inc. and ANATEC Canada, Inc. (collectively, "ANATEC"). The agreement was for the purchase of all the assets and assumption of certain liabilities of ANATEC for a cash purchase price of $27.1 million payable at closing and the right to receive a contingent payment based upon gross margin for the twelve-month period ending on December 31, 1996. The $25.8 million excess of the acquisition cost over the fair value of ANATEC's tangible assets has been allocated to goodwill and is being amortized over 40 years.

The purchase price was financed by borrowings under Norrell's revolving credit facility. Effective July 1996, the Company increased its credit facility which consisted of a $25 million overnight loan and $55 million revolving credit facility to a $40 million overnight loan and $55 million revolving credit facility, for a total facility of $95 million. The lenders under the revolving credit facility are Bank of America National Trust and Savings Association as agent, First Union National Bank of Georgia and Sun Trust Bank, Atlanta.

ANATEC is a software services and technology organization servicing primarily Fortune 500 companies in the midwestern United States. Services include consulting, project management, software development, training and software systems integration services.


ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS
         (a) Financial statements of business acquired.
             1.   Financial statements of Analytical
                  Technologies, Inc. as of December 31, 1995 and 1994,
                  (audited).
             2. Financial statements of ANATEC CANADA, Inc. as of December 31, 1995 (audited).
             3.   Balance sheet of Analytical Technologies, Inc.
                  as of June 30, 1996, (unaudited).
             4. Statements of operations and statements of cash flows of Analytical Technologies, Inc. as of June 30, 1996 and June 30, 1995, (unaudited).
             5.   Balance sheet of ANATEC CANADA, Inc. as of June
                  30, 1996, (unaudited).
             6. Statements of operations and statements of cash flows of ANATEC CANADA, Inc. as of June 30, 1996 and June 30, 1995, (unaudited).

         (b) Pro forma financial information.
             1. Reference is made to the Norrell Corporation consolidated balance sheet as of July 28, 1996 previously filed on Form 10-Q. A pro forma balance sheet is not required as the transaction is already reflected in the balance sheet dated July 28, 1996.
             2. Norrell Corporation pro forma combined statement of income for the year ended October 29, 1995, (unaudited).
             3. Norrell Corporation pro forma combined statement of income for the nine month period ended July 28, 1996, (unaudited).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                 NORRELL CORPORATION
                                 (REGISTRANT)


Date:  September 30, 1996        By: S./C. Kent Garner
                                     -----------------
                                     C. Kent Garner
                                     Vice President and Chief Financial Officer
                                     (On behalf of the Registrant and as Chief
                                     Accounting Officer)

                         ANALYTICAL TECHNOLOGIES, INC.
                                FINANCIAL REPORT
                               DECEMBER 31, 1995



















                                                      [LOGO] Plante & Moran, LLP

[Letterhead] Plante & Moran, LLP



                          Independent Auditor's Report




To the Board of Directors
  and Stockholders
Analytical Technologies, Inc.


We have audited the accompanying balance sheet of Analytical Technologies, Inc. as of December 31, 1995 and 1994 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Analytical Technologies, Inc. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.





May 20, 1996

                                            /s/ Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                                 BALANCE SHEET






                                        ASSETS
                                                                      December 31
                                                                 ----------------------
                                                                    1995        1994
                                                                 ----------  ----------
CURRENT ASSETS
  Cash                                                           $        -  $   11,917
  Accounts receivable:
    Trade, less allowance for doubtful accounts of
      $100,000 in 1995 and $80,000 in 1994                        4,674,077   3,251,548
    Officers and employees                                           27,139      37,122
  Advances to related company (Note 2)                              350,640           -
  Marketable securities                                             150,199      98,156
  Excess of earned revenue over amounts billed (Note 3)              74,347     237,393
  Prepaid expenses                                                  264,957     117,564
                                                                 ----------  ----------
        Total current assets                                      5,541,359   3,753,700
                                                                 ==========  ==========

PROPERTY AND EQUIPMENT (Notes 4 and 7)                            1,218,568     857,530

DEPOSITS                                                             42,291      24,333

CASH SURRENDER VALUE OF LIFE INSURANCE                               61,660           -
                                                                 ----------  ----------
        Total assets                                             $6,863,878  $4,635,563
                                                                 ==========  ==========


                    LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                        December 31
                                                                 --------------------------
                                                                     1995          1994
                                                                 ------------  ------------

CURRENT LIABILITIES
  Cash overdraft                                                 $  291,079    $        -
  Note payable - Bank (Note 5)                                    3,490,000     1,597,141
  Current portion of long-term debt (Note 6)                         78,907         1,895
  Current portion of lease obligation (Note 7)                        8,373             -
  Accounts payable                                                  629,393       319,168
  Accrued payroll                                                    85,968        51,500
  Accrued compensated absences                                      303,319       288,319
  Accrued payroll taxes and other                                   603,701       369,601
  Accrued single business tax                                        32,545        46,000
                                                                 ----------   -----------
        Total current liabilities                                 5,523,285     2,673,624

LONG-TERM DEBT - Net of current portion (Note 6)                    147,077        36,150

OBLIGATION UNDER CAPITAL LEASE - Net of
  current portion (Note 7)                                           17,833             -
                                                                 ----------   -----------
        Total liabilities                                         5,688,195     2,709,774

STOCKHOLDERS' EQUITY
  Common stock - $1 par value:
    Authorized - 100 shares
    Issued and outstanding - 100 shares                                 100           100
  Additional paid-in capital                                            950           950
  Retained earnings                                               2,229,354     2,578,346
  Notes receivable and advances receivable from
    stockholders and related companies (Note 14)                  1,054,721)     (653,607)
                                                                 ----------   -----------
        Total stockholders' equity                                1,175,683     1,925,789
                                                                 ----------   -----------
        Total liabilities and stockholders' equity               $6,863,878    $4,635,563
                                                                 ==========   ===========

See Notes to Financial Statements.     2              [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                            STATEMENT OF OPERATIONS




                                                Year Ended December 31
                                              --------------------------
                                                  1995          1994
                                              ------------  ------------
SALES                                         $22,397,144   $21,165,625

COST OF OPERATIONS                             15,968,022    13,948,592
                                              -----------   -----------
GROSS PROFIT                                    6,429,122     7,217,033

GENERAL AND ADMINISTRATIVE EXPENSES             6,625,405     5,855,535
                                              -----------   -----------
OPERATING PROFIT (LOSS)                          (196,283)    1,361,498

OTHER INCOME (EXPENSE)
  Interest income                                  40,777        23,811
  Interest expense                               (255,872)     (118,653)
  Gain (loss) on sale of marketable securities     23,646        (5,604)
  Other                                            38,740           330
                                              -----------   -----------

        Total other expense                      (152,709)     (100,116)
                                              -----------   -----------

NET INCOME (LOSS)                             $  (348,992)  $ 1,261,382
                                              ===========   ===========




See Notes to Financial Statements.    3               [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY




                                                                                      Notes
                                                                                   Receivables
                                                                                   And Advances
                                                                                    Receivable
                                                                                       from
                                               Additional                          Stockholders           Total
                                   Common        Paid-In          Retained         And Related           Stockholders'
                                   Stock        Capital           Earnings          Companies             Equity
                                   ------      ----------       ------------      -------------         -------------
BALANCE - January 1, 1994, as
  previously stated                 $ 50          $950           $1,576,090        $         -           $1,577,090

Restatement (Note 13)                  -             -                    -           (503,828)            (503,828)
                                    ----          ----           ----------         ----------           ----------
BALANCE - January 1, 1994, as
  restated                            50           950            1,576,090           (503,828)           1,073,262

Stock split (Note 11)                 50             -                  (50)                 -                    -

Cash dividend                          -             -             (259,076)                 -             (259,076)

Issuance of notes receivable and
  advances - Net                       -             -                    -           (149,779)            (149,779)

Net income for the year                -             -            1,261,382                  -            1,261,382
                                     ---          ----           ----------        -----------           ----------
BALANCE - December 31, 1994          100           950            2,578,346           (653,607)           1,925,789

Issuance of notes receivable and
  advances - Net                       -             -                    -           (401,114)            (401,114)

Net loss for the year                  -             -             (348,992)                 -             (348,992)
                                    ----          ----           ----------        -----------           ----------

BALANCE - December 31, 1995         $100          $950           $2,229,354        $(1,054,721)          $1,175,683
                                    ====          ====           ==========        ===========           ==========


See Notes to Financial Statements.    4               [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                            STATEMENT OF CASH FLOWS



                                                                                    Year Ended December 31
                                                                                   ------------------------
                                                                                      1995         1994
                                                                                   -----------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                                $ (348,992)  $1,261,382
  Adjustments to reconcile net income (loss) to net
   cash from operating activities:
    Depreciation                                                                      192,379      107,979
    Provision for losses on accounts receivable                                        20,000       25,000
    Loss on disposition of equipment                                                        -        3,123
    Loss (gain) on sale of marketable securities                                      (23,646)       5,604
    Decrease in cash surrender value of life insurance                                  1,805            -
    Changes in assets and liabilities:
      Increase in accounts receivable                                              (1,442,529)    (301,598)
      (Increase) decrease in excess of earned revenue over amounts billed             163,046     (184,425)
      Decrease (increase) in prepaid expenses                                        (147,393)       7,515
      Increase in deposits                                                            (17,958)      (2,318)
      Increase in accounts payable                                                    310,225       24,861
      Increase in accrued payroll                                                      34,468        3,064
      (Decrease) increase in accrued compensated absences                              15,000          (30)
      Increase in accrued payroll taxes and other                                     234,100          724
      (Decrease) increase in accrued single business tax                              (13,455)      31,224
                                                                                   ----------   ----------
          Net cash provided by (used in) operating activities                      (1,022,950)     982,105

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of marketable securities                                                  (182,641)     (58,123)
  Redemption of marketable securities                                                 154,244       43,972
  Purchase of property and equipment                                                 (525,517)    (575,269)
  Proceeds from disposal of equipment                                                       -        3,383
  Advances to officers and employees - Net of repayments                                9,983        1,593
  Issuance of advances to related company                                            (532,626)           -
  Payments received on advances to related company                                    181,986            -
  Premiums paid on life insurance policies                                            (63,465)           -
                                                                                   ----------   ----------
          Net cash used in investing activities                                      (958,036)    (584,444)

CASH FLOWS FROM FINANCING ACTIVITIES
 Payments on lease obligations                                                         (1,694)     (11,021)
  Proceeds from the issuance of long-term debt                                        238,000            -
  Principal payments on long-term debt                                                (50,061)      (1,770)
  Net proceeds from note payable                                                    1,892,859      115,000
  Net increase (decrease) in cash overdraft                                           291,079      (79,098)
  Dividends paid                                                                            -     (259,076)
  Issuance of notes receivable and advances receivable from
    stockholders and related companies                                               (676,490)    (450,884)
  Payments received on notes receivable and advances receivable
     from stockholders and related companies                                          275,376      301,105
                                                                                   ----------   ----------
          Net cash provided by (used in) financing activities                       1,969,069     (385,744)
                                                                                   ----------   ----------
NET INCREASE (DECREASE) IN CASH                                                       (11,917)      11,917

CASH - Beginning of year                                                               11,917            -
                                                                                   ----------   ----------
CASH - End of year                                                                 $        -   $   11,917
                                                                                   ==========   ==========


See Notes to Financial Statements.    5               [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994



NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         The Company is a software services and technology organization servicing primarily Fortune 500 companies in the midwestern United States. Services include consulting, project management, fixed price contracting, software development, training and software systems integration services. Approximately 53 percent of sales in 1995 and 60 percent of sales in 1994 were made to three major customers.

         Accounts Receivable - Approximately 59 percent of trade receivables at December 31, 1995 and 64 percent at December 31, 1994 were due from three major customers in the automotive and high-tech industries.

         Marketable Securities - Equity securities that are bought and held for an unspecified period of time (not principally for the purpose of selling them in the near term) are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses reported, net of applicable income tax, in a separate component of stockholders' equity until realized. At December 31, 1995 and 1994, market approximates cost.

         Gains and losses on the sale of securities available for sale are determined using the average cost method.

         Programming Contracts in Progress - Revenue on long-term fixed fee contracts is recorded on the basis of the Company's estimates of the percentage of completion of individual contracts. That portion of the total contract price is accrued as earned revenue, which is determined on the basis of the Company's estimates of the percentage of completion to contract expenditures incurred and work performed. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued.

         Property and Equipment - Property and equipment are recorded at cost. Depreciation is computed under the straight-line method over the assets' estimated useful lives of 5, 7 or 27-1/2 years. Costs of maintenance and repairs are charged to expense when incurred.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


                                       6              [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994



NOTE 2 - ADVANCES TO RELATED COMPANY


         Advances to a related company consist
         of the following:

                                                  1995           1994
                                                --------       --------

         Advances for operations to a
         second company controlled by
         the Company's stockholders.
         These amounts were paid
         subsequent to December 31,
         1995.  Included in the related
         company advances are interest
         charges at approximately 6
         percent on outstanding balances        $350,640         $   -
                                                ========         ======

NOTE 3 - PROGRAMMING CONTRACTS IN PROGRESS

         Programming contracts in progress are summarized as follows:



                                                        1995               1994
                                                      ---------         ----------
Costs incurred on uncompleted contracts                $695,395          $ 281,239
Estimated earnings (losses) thereon                     (57,395)           161,414
                                                       --------          ---------
       Total earnings                                   638,000            442,653
Less billings thereon                                   563,653           (205,260)
                                                       --------          ---------
       Excess of earned revenue over amounts billed    $ 74,347          $ 237,393
                                                       ========          =========

                                       7              [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 4 - PROPERTY AND EQUIPMENT

         Cost of property and equipment is summarized as follows:

                                                          1995       1994
                                                      ----------  ---------
         Furniture and equipment                       $  376,942  $ 294,813
         Telephone system                                 211,681    133,487
         Computer equipment and software                1,180,316    805,575
         Leasehold improvements                            71,914     53,561
         Real property                                     52,000     52,000
                                                       ----------  ---------
              Total cost                                1,892,853  1,339,436
         Accumulated depreciation                         674,285    481,906
                                                       ----------  ---------
              Net carrying amount                      $1,218,568  $ 857,530
                                                       ==========  =========

         Depreciation expense totaled $192,379 in 1995 and $107,979 in 1994.


NOTE 5 - NOTE PAYABLE - BANK

         The note payable to the bank represents the outstanding amount on a
         $4,000,000 revolving line of credit that expires June 30, 1996.   The
         note bears interest at 1/2 percent over the prime rate (the bank's prime rate was 8.50 percent at December 31, 1995) and is collateralized by equipment and accounts receivable. The bank has established various covenants including minimum net worth and current ratio requirements and the note has been guaranteed by a stockholder and a related company. The Company also has a $250,000 facility for term loans and $600,000 for major acquisitions available under this agreement. See
         Note 6 for borrowings under these facilities.

         At December 31, 1995, the Company was in violation of certain convenants. The bank subsequently issued a waiver through May 1996 and then reset the covenants bringing the Company into compliances.


                                       8   [LOGO] Plante & Moran, LLP

                        ANALYTICAL TECHNOLOGIES, INC.
                        NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994


NOTE 6 - LONG-TERM DEBT

         Long-term debt consists of the following:


                                                                 1995     1994
                                                               --------  -------

         Note payable to the bank, due in monthly
         installments of $7,650 including interest
         at 9.625 percent, with the final payment due
         in April 1998.  The note is collateralized by         $189,923  $     -
         property and equipment

         Note payable, due in monthly installments of
         $367, including interest at 6.875 percent,
         with the final payment due in October 2007.
         The note is collateralized by real property             36,061   38,045
                                                               --------  -------
                Total long-term debt                            225,984   38,045
                Less current portion                             78,907    1,895
                                                               --------  -------
                Long-term debt - Net of current portion        $147,077  $36,150
                                                               ========  =======

         Interest expense on all debt totaled $255,872 in 1995 and $118,653 in 1994.

         Minimum principal payments on long-term debt to maturity as of December 31, 1995 are as follows:


                       1996               $ 78,907
                       1997                 86,785
                       1998                 30,763
                       1999                  2,494
                       2000                  2,670
                  Remaining years           24,365
                                          --------

                                          $225,984
                                          ========

NOTE 7 - LEASES

         The Company leases software under a capital lease. Software cost attributable to the lease amounts to $27,900 and is recorded as property and equipment in the December 31, 1995 balance sheet, net of accumulated amortization of $4,650.

                                       9         [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 7 - LEASES (Continued)

         The Company also leases certain office space, office equipment and automobiles under operating lease agreements expiring from 1996 to 2003. Total rental expense under operating leases was $464,000 and $359,000 in 1995 and 1994, respectively.


         Obligations under capital leases are as follows:
         Net minimum lease payments under capital lease              $30,430
         Amount representing interest                                 (4,224)
                                                                     -------
         Obligation under capital leases representing present value   26,206
         of net minimum lease payment
         Less current portion                                          8,373
                                                                     -------
         Noncurrent portion                                          $17,833
                                                                     =======

         Minimum annual lease rentals for the five years subsequent to 1995 and in the aggregate are:



                       Office         Office
   Years                and         Equipment       Total
   Ending              Other           and        Operating     Capital
December 31            Space       Automobiles      Leases       Lease
-----------          ----------    -----------    ----------     -------
1996                 $  359,767      $45,239      $  405,006    $10,740
1997                    306,409       16,231         322,640     10,740
1998                    292,578       11,738         304,316      8,950
1999                    302,398        7,545         309,943          -
2000                    303,390        7,545         310,935          -
                     ----------      -------      ----------    -------
              Total  $1,564,542      $88,298      $1,652,840    $30,430
                     ==========      =======      ==========    =======

NOTE 8 - INCOME TAXES

         Beginning in 1987, the Company elected to be treated as a "small business corporation" for income tax purposes. Under this election, the stockholders report the taxable income (or loss) and pay any tax (or receive any benefit) personally. Accordingly, no provision for federal income taxes has been recorded.


                                       10    [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 8 - INCOME TAXES (Continued)

          The Company's net operating loss carryforward at December 31, 1986 of approximately $166,000 and investment tax credit carryovers of $2,200 will be available to offset future taxable income through 2001 if the Company terminates its "small business corporation" election and reverts to a regular corporation for income tax purposes.


NOTE 9 - RETIREMENT PLAN

          The Company sponsors a retirement savings 401(k) plan. General information relative to this plan is summarized below:

          1. General - The plan is a defined contribution plan covering substantially all employees at least 21 years of age who are employed in a position requiring at least 1,800 hours of service per year. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and qualifies under Internal Revenue Service Code Sections 401(a) and 401(k).

          2. Contributions - Participants may contribute up to 20 percent of annual wages through payroll withholdings. The Company will match 25 percent of the participants' contributions up to 3 percent of the participants' gross income. The Company made contributions to the retirement savings 401(k) plan for the years ended December 31, 1995 and 1994 of approximately $157,398 and $138,105, respectively. The Company may also make discretionary matching contributions to the plan that are allocated to participants' accounts based on the percentage share of the participants' contributions to total eligible participant contributions for the plan year. The Company made no additional discretionary contribution in 1995 or 1994.

          3. Payment of Benefits - Benefits are payable after participants attain age 59-1/2. However, participants may elect to defer benefit payments until age 70-1/2. Funds are disbursed to beneficiaries in one lump-sum distribution. A participant who resigns or is discharged from employment receives payment for the value of their account in a lump-sum distribution.


NOTE 10 - CASH FLOWS

          Cash paid for interest during the years ended December 31, 1995 and 1994 totaled $232,842 and $118,653, respectively.

          During 1995, noncash investing and financing activities included the purchase of $27,900 of software under a capital lease transaction (see Note 7).

                                       11     [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 11 - STOCK SPLIT

          On February 1, 1994, the Company distributed 50 shares of common stock in connection with a 100 percent stock split. As a result of the stock split, common stock was increased by $50, and retained earnings was decreased by $50.


NOTE 12 - COMMITMENTS AND CONTINGENCY

          The Company is the guarantor of an obligation of the majority stockholder. The outstanding balance on this obligation totaled $352,000 and $360,000 at December 31, 1995 and 1994, respectively, with payments due in monthly installments of $4,000 beginning in November 1995.


NOTE 13 - RESTATEMENT

          Notes receivable and advances receivable from stockholders and related companies of $503,828, as originally reported at January 1, 1994, have been restated as reductions of stockholders' equity as the majority of repayment is contingent upon the distribution of future earnings of the Company. This restatement resulted in a reduction of stockholders' equity of $503,828 at January 1, 1994. There was no effect on 1994 net income resulting from the restatement.


NOTE 14 - NOTES RECEIVABLE AND ADVANCES RECEIVABLE FROM STOCKHOLDERS AND RELATED COMPANIES

          Note receivable and advances receivable from stockholders and related companies consist of the following:


                                                                1995      1994
                                                              --------  --------
         Unsecured note receivable from a controlling
         stockholder bearing interest at 7 percent,
         due in monthly installments of $7,388
         including interest until the note is paid in full     $325,444  $221,379





                                       12             [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 14 - NOTES RECEIVABLE AND ADVANCES RECEIVABLE FROM STOCKHOLDERS AND RELATED COMPANIES (Continued)


                                                                        1995       1994
                                                                     ----------  --------
         Unsecured note receivable from a related company
         controlled by the Company's stockholders, bearing
         interest at 6 percent.  Payment is due upon the sale of
         the related company's investment in land and building        $  335,339  $253,665

         Advances to stockholders due before December 31, 1996,
         bearing interest at 6%                                          303,767    98,068

         Advances for operations to a second company controlled by
         the Company's stockholders.  There are no stated
         repayment terms or interest provisions associated with
         these advances                                                   90,171    80,495
                                                                      ----------  --------
                   Total notes receivable and advances
                     receivable from stockholders
                     and related companies                            $1,054,721  $653,607
                                                                      ==========  ========

          The majority of repayment of the above notes receivable and advances is contingent upon the distribution of future earnings of the Company. Therefore, the amounts have been classified as a reduction of stockholders' equity.


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

          A summary of the fair value of financial instruments, as well as the methods and significant assumptions used to estimate the fair value of financial instruments at December 31, 1995, is as follows:

          Short-term Financial Instruments - The fair value of short-term financial instruments, including cash, excess of earned revenue over amounts billed, trade accounts receivable and payable, and accrued receivables and liabilities, approximates the carrying amounts in the accompanying financial statements due to the short maturity of such instruments.

          Marketable Securities - The fair value of marketable securities, which approximates the carrying amount, is estimated based on quoted market prices.


                                       13            [LOGO] Plante & Moran, LLP

                         ANALYTICAL TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          Notes Receivable and Advances Received From Stockholders and Related Companies - The fair value of these instruments is not practicable to estimate, due to uncertainty of the repayment.

          Notes Payable to Bank and Long-term Debt - The fair value of variable rate and fixed rate notes payable and long-term debt approximates the carrying amount since the currently effective rates reflect market rates.

          Guarantee - The fair value of the guarantee is not practicable to estimate, due to the nature of the relationship between the parties to the instrument.







                                       14            [LOGO] Plante & Moran, LLP

                              ANATEC CANADA, INC.
                            (A CANADIAN CORPORATION)
                                FINANCIAL REPORT
                               DECEMBER 31, 1995

                       [PLANTE & MORAN, LLP LETTERHEAD]




                          Independent Auditor's Report





To the Board of Directors
     and Stockholders
Anatec Canada, Inc. (a Canadian corporation)


We have audited the accompanying balance sheet of Anatec Canada, Inc. (a Canadian corporation) as of December 31, 1995 and the related statements of operations and accumulated deficit and cash flows for the period from March 14, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anatec Canada, Inc. (a Canadian corporation) as of December 31, 1995 and the results of its operations and its cash flows for the period from March 14, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.





                                        Plante & Moran, LLP
September 13, 1996

                              ANATEC CANADA, INC.
                            (A CANADIAN CORPORATION)
                                 BALANCE SHEET
                               DECEMBER 31, 1995




                            ASSETS
Cash                                                         $208,541
Trade accounts receivable                                     155,341
Deposits                                                        1,393
                                                             --------
             Total assets                                    $365,275
                                                             ========
             LIABILITIES AND DEFICIENCY IN ASSETS
LIABILITIES
  Accounts payable                                           $ 21,535
  Advances from related company (Note 2)                      348,405
  Accrued payroll taxes and other                               1,566
  Accrued goods and services tax                               43,172
                                                             --------
            Total liabilities                                 414,678

DEFICIENCY IN ASSETS
  Common stock - No par value:
    Authorized - Unlimited shares
    Issued and outstanding - 100 shares                           100
  Accumulated deficit                                         (49,503)
                                                             --------
            Total deficiency in assets                         49,403
                                                             --------
            Total liabilities and deficiency in assets       $365,275
                                                             ========


See Notes to Financial Statements.

                              ANATEC CANADA, INC.
                            (A CANADIAN CORPORATION)
                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                MARCH 14, 1995 (INCEPTION) TO DECEMBER 31, 1995




SALES                                                         $633,538

COST OF SALES                                                  470,788
                                                              --------

GROSS PROFIT                                                   162,750

GENERAL AND ADMINISTRATIVE EXPENSES                            201,799
                                                              --------
OPERATING LOSS                                                 (39,049)

OTHER EXPENSE - Interest                                        10,454
                                                              --------

LOSS - Before income taxes                                     (49,503)

INCOME TAX EXPENSE (Note 5)                                         -
                                                              --------

NET LOSS                                                       (49,503)

RETAINED EARNINGS - Beginning of period                             -
                                                              --------

ACCUMULATED DEFICIT - End of period                           $(49,503)
                                                              ========



See Notes to Financial Statements.

                              ANATEC CANADA, INC.
                            (A CANADIAN CORPORATION)
                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                MARCH 14, 1995 (INCEPTION) TO DECEMBER 31, 1995


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                           $ (49,503)
  Adjustments to reconcile net loss to net cash from operating activities -
    Changes in assets and liabilities:
      Increase in accounts receivable                                                 (155,341)
      Increase in deposits                                                              (1,393)
      Increase in accounts payable                                                      21,535
      Increase in accrued payroll taxes and other                                        1,566
      Increase in accrued goods and services tax                                        43,172
                                                                                     ---------
             Net cash used in operating activities                                    (139,964)

CASH FLOWS FROM FINANCING ACTIVITIES
  Advances from related company - Net of repayments                                    348,405
  Issuance of common stock                                                                 100
                                                                                     ---------
             Net cash flows from financing activities                                  348,505
                                                                                     ---------
NET INCREASE IN CASH                                                                   208,541

CASH - Beginning of period                                                                  -

                                                                                     ---------
CASH - End of period                                                                 $ 208,541
                                                                                     =========

There was no cash paid for interest during the period ended December 31, 1995.




See Notes to Financial Statements.

                              ANATEC CANADA, INC.
                            (A CANADIAN CORPORATION)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         The Company is a Canadian software services and technology organization servicing primarily companies in Ontario, Canada. Services include consulting, project management, fixed-price contracting, software development, training and software systems integration services. All sales in 1995 were made to one major customer.

         Basis of Presentation - The Company's functional and reporting currency is the Canadian dollar. The accompanying financial statements have been prepared for the convenience of readers accustomed to financial statements presented using the U.S. dollar. For purposes of the accompanying financial statement presentation, the Company's monetary assets and liabilities have been remeasured in U.S. dollars based on exchange rates in effect at December 31, 1995 and the Company's results of operations have been remeasured using the average exchange rate for the period then ended.

         Accounts Receivable - All trade receivables at December 31, 1995 were due from one customer in the health insurance industry. Management considers all accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been provided.

         Income Taxes - The Company is a Canadian corporation with operations solely in Canada. Accordingly, the Company is subject only to Canadian income taxes.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - RELATED PARTY TRANSACTIONS

         Advances from related company consist of advances for operations from a separate company controlled by the Company's stockholders. Amounts totaling $348,405 were repaid subsequent to December 31, 1995. Included in related company advances are accrued interest charges at approximately 6 percent on outstanding balances.

         The related company provides employees and administrative services such as office space, supplies, accounting and management services necessary for the operation of the Company and charges the Company for contracted services and management fees.

                              ANATEC CANADA, INC.
                            (A CANADIAN CORPORATION)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995


NOTE 2 - RELATED PARTY TRANSACTIONS (Continued)

         Contracted services and management fees amounted to $357,817 and $134,089, respectively, in 1995.


NOTE 3 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of the Company's short-term financial instruments, including cash, trade accounts receivable and payable and accrued liabilities, approximates the carrying amount in the accompanying financial statements due to the short maturity of such instruments.


NOTE 4 - SUBSEQUENT EVENT

         Subsequent to December 31, 1995, the Company entered into an agreement to sell all the assets of the Company and the rights to its corporate name.


NOTE 5 - INCOME TAXES

         The provision for income taxes consists of the following:


         Current                                                     $   -
         Deferred expense                                                -
                                                                     --------
                    Total income tax expense (recovery)              $   -
                                                                     ========

         A reconciliation of the provision for income taxes on income before income taxes to income taxes computed by applying the statutory Canadian income tax rate to income before income taxes is as follows:


         Tax recovery, computed at 46 percent of loss                $(23,000)
         Effect of change in valuation allowance                       18,000
         Effect of nondeductible expense                                5,000
                                                                     --------
                    Total                                            $    -
                                                                     ========
         The details of the net deferred assets are as follows:

         Total deferred tax liabilities                              $    -
         Total deferred tax assets                                     18,000
         Valuation allowance recognized for deferred tax assets       (18,000)
                                                                     --------

                    Net deferred tax assets                          $    -
                                                                     ========


                              ANATEC CANADA, INC.
                            (A CANADIAN CORPORATION)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995


NOTE 5 - INCOME TAXES (Continued)

         Deferred tax assets result from expenses recognized for financial reporting purposes but not yet deductible for tax purposes and loss carryforwards.

                         ANALYTICAL TECHNOLOGIES, INC.
                                 BALANCE SHEET
                                  (Unaudited)



                                                                                         June 30, 1996
                                                                                         -------------
ASSETS

CURRENT ASSETS
  Cash                                                                                    $      -
  Accounts receivable - trade, less allowance for doubtful
    accounts of $177,178                                                                   4,250,036
  Other current assets                                                                       949,885
                                                                                          ----------
    Total current assets                                                                   5,199,921

PROPERTY AND EQUIPMENT, less
  accumulated depreciation                                                                 1,388,263
OTHER NON CURRENT ASSETS                                                                      96,769
                                                                                          ----------

TOTAL ASSETS                                                                              $6,684,953
                                                                                          ==========
LIABILITIES AND STOCKHOLDER'S EQUITY


CURRENT LIABILITIES
  Note Payable - bank                                                                     $3,582,500
  Accounts payable and accrued expenses                                                    1,402,278
  Other current liabilities                                                                  542,540
                                                                                          ----------
    Total current liabilities                                                              5,527,318

LONG-TERM DEBT, less current maturities                                                      130,215
OBLIGATION UNDER CAPITAL LEASE - Net of current portion                                       15,280

    Total liabilities                                                                      5,672,813
                                                                                          ----------

STOCKHOLDER'S EQUITY
  Common stock - $1 par value: 100 shares authorized, issued
  and outstanding.                                                                               100
  Additional paid-in-capital                                                                     950
  Notes receivable and advances from stockholders and related companies                     (782,213)
  Retained earnings                                                                        1,793,303
                                                                                          ----------

    Total stockholders' equity                                                             1,012,140
                                                                                          ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $6,684,953
                                                                                          ==========


See accompanying note to financial statements.

                         ANALYTICAL TECHNOLOGIES, INC.
                            STATEMENTS OF OPERATIONS
                                  (Unaudited)


                                                        SIX MONTHS ENDED JUNE 30
                                                     ------------------------------

                                                         1996               1995
                                                     -----------        -----------
SALES                                                $11,668,913        $11,432,403

COST OF OPERATIONS                                     7,831,174          7,506,460
                                                     -----------        -----------

  Gross profit                                         3,837,739          3,925,943

GENERAL AND ADMINISTRATIVE EXPENSES                    3,804,203          3,514,338
                                                     -----------        -----------

OPERATING PROFIT                                          33,536            411,605

INTEREST EXPENSE                                         176,639            109,666
                                                     -----------        -----------

NET (LOSS) INCOME                                    $  (143,103)       $   301,939
                                                     ===========        ===========





See accompanying note to financial statements.

                         ANALYTICAL TECHNOLOGIES, INC.
                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)


                                                                                             SIX MONTHS ENDED JUNE 30
                                                                                           ----------------------------

                                                                                              1996              1995
                                                                                           ----------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income                                                                        $(143,103)        $  301,939
  Adjustments to reconcile net income(loss) to net cash from operating activities:
    Depreciation                                                                             118,364             82,607
    Changes in assets and liabilities:
     Decrease (increase) in accounts receivable                                              424,041           (757,460)
     Increase in other current assets                                                       (262,729)          (845,866)
     Decrease (increase) in accounts payable and accrued expenses                           (252,648)            68,810
                                                                                           ---------         ----------
     Increase in other current liabilities                                                   118,092                -
      Net cash provided (used in) operating activities                                         2,017         (1,149,970)

CASH FLOWS FROM INVESTING ACIVITIES
     Purchase of marketable securities, net                                                      -              (19,766)
     Additions to property and equipment, net                                               (288,059)          (351,499)
     Payments received on advances to related company, net                                   187,338             (1,000)
                                                                                           ---------         ----------
      Net cash used in investing activities                                                 (100,721)          (372,265)

CASH FLOWS FROM FINANCING ACTIVITIES

     Net proceeds from long term debt                                                         16,604            187,462
     Net proceeds from note payable                                                           92,500          1,137,859
     Payments received on notes receivable and advances receivable
      from stockholders and related companies, net                                           272,508             (3,314)
     Dividends paid                                                                         (292,948)          (147,997)
     Net increase in cash overdraft                                                           10,040            336,308
                                                                                           ---------         ----------
      Net cash provided by financing activities                                               98,704          1,510,318
                                                                                           ---------         ----------

NET DECREASE IN CASH                                                                             -              (11,917)

CASH - Beginning of  period                                                                      -               11,917

CASH - End of period                                                                       $     -           $      -
                                                                                           =========         ==========
SUPPLEMENTAL CASH FLOW DISCLOSURE

  Cash paid during period for interest                                                     $ 116,421         $   59,326


See accompanying note to financial statements.

                          ANALYTICAL TECHNOLOGIES, INC

                      NOTE TO INTERIM FINANCIAL STATEMENTS


1. Basis of Presentation

The unaudited financial statements reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position and results of operations for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results for a full year. Certain information and footnote disclosures as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the Securities and Exchange Commission, although the Company believes the disclosures are adequate to make the information not misleading.

                              ANATEC CANADA, INC.
                                 BALANCE SHEET
                                  (Unaudited)



                                                                    June 30, 1996
                                                                    -------------
ASSETS

CURRENT ASSETS
  Cash                                                                 $226,055
  Accounts receivable                                                   443,186
  Deposits and other                                                     27,464
                                                                       --------

TOTAL ASSETS                                                           $696,705
                                                                       ========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses                                  77,837
  Advances from related company                                         161,620
                                                                       --------


    Total liabilities                                                   239,457
                                                                       --------

STOCKHOLDERS' DEFICIT
  Common stock - No stated par value; unlimited shares authorized,
  100 issued and outstanding                                                 -
  Equity adjustment from foreign currency translation                        73
  Retained earnings                                                     457,175
                                                                       --------

    Total stockholders' equity                                          457,248
                                                                       --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $696,705
                                                                       ========

See accompanying note to financial statements.

                              ANATEC CANADA, INC.
                            STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                     PERIOD ENDED JUNE 30
                                                            ------------------------------------

                                                             SIX MONTHS          FROM MARCH 14,
                                                                1996            1996 (INCEPTION)
                                                            ------------        ----------------
SALES                                                       $1,109,633               $125,151

COST OF OPERATIONS                                             592,454                 93,863
                                                            ----------               --------
  Gross profit                                                 517,179                 31,288

GENERAL AND ADMINISTRATIVE EXPENSES                             10,487                 91,735
                                                            ----------               --------

OPERATING PROFIT (LOSS)                                        506,692                (60,447)


INTEREST EXPENSE                                                   -                    4,750
                                                            ----------               --------

NET INCOME (LOSS)                                           $  506,692               $(65,197)
                                                            ==========               ========


See accompanying note to financial statements.

                              ANATEC CANADA, INC.
                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)


                                                                                                PERIOD ENDED JUNE 30
                                                                                           -----------------------------------
                                                                                           SIX MONTHS          FROM MARCH 14,
                                                                                              1996            1996 (INCEPTION)
                                                                                           ----------         ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                                        $ 506,692             $  (65,197)
  Adjustments to reconcile net income(loss) to net cash from operating activities:
    Changes in assets and liabilities:
     Increase in accounts receivable                                                        (287,845)              (101,983)
     Increase in deposits and other                                                          (26,071)                   -
                                                                                           ---------             ----------
     Increase in accounts payable and accrued expenses                                        11,464                 35,786
      Net cash provided (used in) operating activities                                       204,240               (131,394)

CASH FLOWS FROM  FINANCING ACTIVITIES

     Advances from related company - net of repayments                                      (186,785)               131,494

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                           59                    -
                                                                                           ---------             ----------

NET INCREASE IN CASH                                                                          17,514                    100

CASH - Beginning of period                                                                   208,541                    -
                                                                                           ---------             ----------
CASH - End of period                                                                       $ 226,055             $      100
                                                                                           =========             ==========

There was no cash interest paid during the periods ended June 30, 1996 and June 30, 1995.

                              ANATEC CANADA, INC.

                      NOTE TO INTERIM FINANCIAL STATEMENTS


1. Basis of Presentation

The unaudited financial statements reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position and results of operations for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results for a full year. Certain information and footnote disclosures as of June 30, 1996 and for the six months ended June 30, 1996 and the period from March 14, 1995 (inception) to June 30, 1995 normally included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the Securities and Exchange Commission, although the Company believes the disclosures are adequate to make the information not misleading.

                      NORRELL CORPORATION AND SUBSIDIARIES


       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


The following unaudited pro forma combined statements of income for the year ended October 29, 1995 and for the nine months ended July 28, 1996 present the combined results of the continuing operations of Norrell Corporation (the "Company"), Analytical Technologies, Inc. and ANATEC Canada, Inc. (collectively, "ANATEC") assuming the acquisition had been consummated at the beginning of the periods indicated. The statements include all material adjustments necessary to present the combined historical results under these assumptions.

The pro forma information should be read in conjunction with the Company's historical Consolidated Financial Statements and Notes thereto contained in the 1995 Annual Report on Form 10-K and Form 10-Q for the third quarter of 1996.

The pro forma financial information is not necessarily indicative of the actual financial position and results of operations of the Company, nor does it purport to indicated the future financial position or results of operations of the Company.

                      NORRELL CORPORATION AND SUBSIDIARIES
                     PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED OCTOBER 29, 1995
                                  (Unaudited)
                    (in thousands, except per share amounts)



                                         Historical
                               -----------------------------

                                   Norrell                      Pro Forma
                                 Corporation        ANATEC     Adjustments       Pro Forma
                               -----------------------------   -----------     -------------
REVENUES                          $812,635          $23,031        $   -          $835,666

COST OF SERVICES                   633,761           16,439            -           650,200
                                  --------          -------        -------        --------
  Gross profit                     178,874            6,592            -           185,466

OPERATING EXPENSES
  General and administrative       143,783            6,827           (445)(c)     150,165
  Depreciation and amortizati        4,415               -             645 (a)       5,060
                                  --------          -------        -------        --------
  Total operating expenses         148,198            6,827            200         155,225

  Income from operations            30,676             (235)          (200)         30,241

OTHER EXPENSE
  Interest                             164              266          1,968 (b)       2,398
  Other, net                         1,554             (104)             0           1,450
                                  --------          -------        -------        --------

INCOME BEFORE INCOME TAXES          28,958             (397)        (2,168)         26,393

INCOME TAXES                        12,164               -          (1,077)(c)      11,087
                                  --------          -------        -------        --------

NET INCOME                        $ 16,794          $  (397)       $(1,091)       $ 15,306
                                  ========          =======        =======        ========

EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE            $0.72                                           $0.66
                                  ========                                        ========

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                23,356                                          23,356
                                  ========                                        ========




See accompanying notes to pro forma financial information.

                      NORRELL CORPORATION AND SUBSIDIARIES
                     PRO FORMA COMBINED STATEMENT OF INCOME
                    FOR THE NINE MONTHS ENDED JULY 28, 1996
                                  (Unaudited)
                    (in thousands, except per share amounts)


                                         Historical
                                  ---------------------------

                                      Norrell                   Pro Forma
                                    Corporation      ANATEC    Adjustments     Pro Forma
                                  ---------------------------  -----------     ---------
REVENUES                              $707,762       $18,683       $  -         $726,445

COST OF SERVICES                       557,468        12,805          -          570,273
                                      --------       -------       -------      --------
  Gross profit                         150,294         5,878          -          156,172

OPERATING EXPENSES
  General and administrative           117,234         5,416          (180)(c)   122,470
  Depreciation and amortization          3,781           217           484 (a)     4,482
                                      --------       -------       -------      --------
  Total operating expenses             121,015         5,633           304       126,952

  Income from operations                29,279           245          (304)       29,220

OTHER EXPENSE
  Interest                                 442           258         1,476 (b)     2,176
  Other                                    487            -            -             487
                                      --------       -------       -------      --------

INCOME BEFORE INCOME TAXES              28,350           (13)       (1,780)       26,557

INCOME TAXES                            10,913            -           (685)(c)    10,225
                                      --------       -------       -------      --------

NET INCOME                            $ 17,437       $   (13)      $(1,095)     $ 16,333
                                      ========       =======       =======      ========
EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE             $   0.72                                  $   0.68
                                      ========                                  ========

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                    24,125                                    24,125
                                      ========                                  ========

See accompanying notes to pro forma financial information.

                     NORRELL CORPORATION AND SUBSIDIARIES


      NOTES AND ASSUMPTIONS TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS



(a) To record the amortization of goodwill resulting from the purchase adjustment to record the excess of purchase price over the value of ANATEC's tangible assets on a straight line basis over 40 years.

(b) To record the increase in interest expense as a result of the higher outstanding debt for the cash purchase price of ANATEC.

(c) To record the estimated income tax effects of the pro forma adjustments based on the Company's effective tax rate of approximately 38.5% in 1996 and 42.0% in 1995 and to record the impact of the change in ANATEC's status from an S Corporation to a C Corporation.